EXHIBIT 99.1

Boisfeuillet Jones, Jr., to Leave

The Washington Post Company

WASHINGTON—October 27, 2011—The Washington Post Company (NYSE: WPO) announced today that Boisfeuillet Jones, Jr., will leave the Company at the end of the year. In early 2012, he will become president and chief executive officer of MacNeil/Lehrer Productions, producers of the PBS NEWSHOUR.

Donald E. Graham, chairman and chief executive officer of The Washington Post Company, said, “If I made a list of the greatest contributors to the Post over the last 30 years, Bo Jones would be right up there with Ben Bradlee and Len Downie. Bo won crucial lawsuits for the paper and kept us out of many more; he was a wise and resourceful publisher at a critical time; and his values, character and integrity epitomize what’s best in our business.”

Graham continued, “We will miss Bo, but I’m glad that if he is leaving us, he’ll be going to one of the classiest organizations in journalism.”

Jones said, “It’s been a truly great privilege to work at the Post for Don Graham and with so many talented, dedicated people.”

Jones joined The Washington Post newspaper in 1980 as vice president and counsel. In 1995, he became president and general manager, assuming responsibility for the business side of the newspaper. In January 2000, he was named associate publisher, assuming responsibility of the Post on a day-to-day basis. In September 2000, he succeeded Donald E. Graham as publisher and chief executive officer. He was named vice chairman of The Washington Post Company and chairman of The Washington Post in February 2008.

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Contact:	Rima Calderon (202) 334-6617 calderonr@washpost.com